Exhibit 4.52

English Translation

Form of Equipment Purchase Contract

Contract No.:

Signing place: Jiangning District, Nanjing

Signing date: December 14, 2007

Seller: China Electric Equipment Group Co., Ltd.

Address:

Postal Code: 211100

Tel: 025-52095911

Fax: 025-52095912

Buyer: CEEG (Nanjing) PV-Tech Co., Ltd.

Address: No. 123, West Focheng Road, Jiangning Economic & Technical Development Zone, Nanjing

Postal Code: 211100

Tel: 025-52766763

Fax: 025-52766882

Pursuant to the Contract Law of the People’s Republic of China and on the basis of friendly consultation, the Buyer and the Seller hereby enter into this Contract, on and subject to the terms and conditions as set forth below.

1. Name of equipment

2. Packaging and Transportation

The Seller is responsible for delivery and freight of the equipments with the package in conformity with the requirements of long-distance motor vehicle transportation.

3. Quality and Technical Standards

The quality of product shall be in conformity with the regulations of national standards, trade standards (                    ), annexes of quality and technique, and quality specifications.

4. Installation Requirements of Equipment

4.1 General installation requirements: refer to technical annex.

(1) A special technical person as on-site representative shall be designated by the Seller to perform the technical services of the adjustment (including functional test and check verification), production operation, production process, maintenance and other responsibilities and obligations borne by the Seller as stipulated in the Contract.

(2) The on-site personnel of the Seller, whose expenses of board and lodging shall be borne by the Seller itself, shall comply with the rules and regulations of the Buyer.

(3) Technical training: the Seller is responsible to provide operation training, repair training and equipment maintenance training free of charge for the operating, repairing personnel and relevant process technical personnel of the Buyer in order to make them grasp all applied techniques and normally use, repair and maintain equipments.

5. Terms of Payment

5.1 The Buyer shall pay 90% of total price within two months after the products pass the pre-acceptance of the Seller and 10% as quality assurance deposit paid before December 31 2008.

5.2 The full-amount VAT invoice must be issued in time by the Seller and submitted to the Buyer for settlement.

6. Term and Place of Delivery

6.1 Date of Delivery: the Seller shall complete the production before February 5, 2008 and deliver upon the notice of the Buyer.

6.2 Place of Delivery: No. 123, West Focheng Road, Jiangning Economic & Technical Development Zone, Nanjing.

6.3 The Seller shall deliver the equipments to the Buyer with spare parts and accessories, qualification certificate, quality specification, drawings, technical specification, inspection report, quality assurance certificate, etc.

7. Quality Inspection

7.1 Inspection standard: the inspection complies with the standards stipulated in Article 3 herein and the inspection results of the Buyer shall be final. Before delivery the Buyer delegate engineers to make co-inspection with the Seller.

7.2 The quality warranty period of the products hereunder lasts for five years.

7.3 Intellectual Property Rights: the Seller guarantees no right defects in any part of the products.

8. Quality warranty

8.1 The Seller shall be responsible for the adjustment, inspection and relevant technical instructions in order to assure the normal operation of equipments.

8.2 The products hereunder are assured by guarantee of repair; replacement and refund of substandard products in the quality warranty period. In case of any defects in the period, the Seller designates personnel to the site for repair and maintenance within 24 hours after receiving the notice of the Buyer, however, if the Seller fails to repair over expiration, the Buyer is entitled to entrust a third party to repair with the expenses borne by the Seller.

8.3 After the quality warranty period the Seller shall still provide the services of maintenance and repair with the charge of relevant costs and expenses with standards floating downward for preferences by the Seller.

9. Defaulting Liabilities

9.1 In the event that the Seller fails to deliver goods or complete installation and commissioning on time, the Seller shall pay the penalty at 0.1% of the total price per day and compensates for any other losses caused therefrom.

9.2 In case that the quality of products delivered by the Seller fails to meet the quality inspection standards stipulated in Article 7.1 herein, even after repair, return and exchange, the Buyer shall be entitled to terminate the contract therefore. The Seller shall return all the amounts paid by the Buyer within 3 days from the date of notice of termination issued by the Buyer and compensate for all the losses of the Buyer resulting from the failure.

9.3 Within the quality warranty period, in case that the Seller fails to perform its repair obligation after receiving the repair notice from the Buyer, the Seller may deduct quality assurance security at RMB100 for each day of delay and compensate for all the losses of the Buyer. When the Seller fails to perform obligations over 30 days or repair the equipment to normal condition within 30 days from receiving the notice of the Buyer, the Buyer shall be entitled to engage a third party to make repairs at the expense of the Seller.

10. Transfer of Contract

Neither party may transfer all or part of its rights and obligations under this Contract without the prior written consent of the other party.

11. Confidentiality

Any and all the terms and conditions of this Contract and relevant supplementary agreements shall be keep confidential by both parties and their employees, agents and representatives and may not be disclosed to any individual or entity without the written consent of the other party.

12. Force Majeure

During the term of Contract, if this Contract is prevented from being performed due to earthquake, flood, riot and other reasons of force majeure, the prevented party shall give notice in time to the other party and submit certificates or documents issued by government or relevant authorities within 7 days and both parties may negotiate to terminate the contract or other relevant issues, but the Seller shall not be relieved from responsibility if force majeure occurs after the Seller delays the performance of this Contract.

13. No corruption provision

13.1 It is considered as the infringement on the interests of the Buyer if the Seller and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to the Buyer as well as its staff or the Seller and its staff enter into, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the Buyer or any third party introduced by any employee of the Buyer. The Seller shall compensate as much as twice of the direct or indirect losses incurred by the Buyer by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 500,000).

The Buyer is entitled to stop paying due accounts payable and reserve the right of claim for legal responsibility of the Seller.

13.2 Reporting method of corruption: Attorney Xu Chang Ming, tel.: 13851647666, email:lawyerxucm@hotmail.com.

14. Penalty of Commercial Fraud

The Seller shall pay 20% of contract price as penalty to the Buyer if the Seller deceives the Buyer or end-user by violating the principle of good faith and credit to provide the Buyer false registration information, qualification certificate or disguised facts. This Article shall not preclude the liabilities of breach undertaken by either party according to other provisions hereunder.

15. Dispute Resolution

Any dispute resulting from the validity or performance of this Contract shall be resolved by both parties through friendly consultation. In case no resolution can be reached, such dispute shall be submitted to the people’s court of first instance having competent jurisdiction in the place where the Buyer is domiciled. The expenses in connection with litigations (including fees of attorney, travel expenses, notarization fees, legal costs, etc) shall be borne by the defaulting party.

16. Effectiveness and miscellaneous

16.1 This Contract shall come into effect upon signature and seal of the parties. If the Contract has more than one page, then each page should be sealed on the perforation. (The quotation of the Seller, construction drawings confirmed by the Buyer, performance standards of equipment, etc are annexed to the master contract and made a valid part of the main contract. In case of any discrepancy between annexes and main contract, the main contract shall prevail.)

16.2 This Contract is executed in quadruplicate with the same legal effect, with each of the parties hereto holding two; each party shall send the original copy to the other party within 3 working days upon execution. The copy delivered through telefax shall be as valid as the original.

Seller: China Electric Equipment Group Corporation (seal)
Authorized representative: /s/
Date:

Buyer: CEEG (Nanjing) PV-Tech Co., Ltd. (seal)
Authorized representative:
Date:

Schedule

Contract No.	Address	Name of Equipment	Quality and Technical Standards
CG220070337	No. 6, Shuige Road, Jiangning Development Zone, Nanjing	See table 1 below	GB6450-1986 Dry-type Power Transformer, GB/T10228-1997 Technical Parameters and Requirements of Dry-type Power Transformer

CG220070338	188 Zhongdian Avenue, Yangzhong, Jiangsu	See table 2 below	N/A

Table 1

Item	Trademark	Specification	Quantity	Unit	Unit Price (¥)	Amount (¥)
Transformer	CEEG	SCRB10-1000/10	2	set	203520	407040
Transformer	CEEG	SCRB10-2000/10	2	set	359480	718960

Total amount: (in words ) RMB one million one hundred and twenty six thousand ¥1,126,000

Note:

1.	The price includes value added tax (17%), freight, etc with installation instruction free of charge.

2.	The configuration of transformer includes main body, temperature controller, fan, and stainless steel cover.

3.	The technical parameters of transformer: high-voltage tapping range: ±2×2.5%, Ud=6%, coupling group: Dynll, cover height: 2.2 meters.

Table 2

Item	Trademark	Specification	Quantity	Unit	Unit Price (¥)	Amount (¥)
High-voltage Switch Cabinet	CEEG	See Annex I

Total amount: (in words ) RMB four million two hundred and sixty thousand ¥4,260,000

Note:

1.	The price includes value added tax (17%), freight, etc with installation instruction free of charge.